Chittenden Corporation

2 Burlington Square

P.O. Box 820

Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

February 28, 2003

#13/03

CHITTENDEN TO MAKE PRESENTATION AT THE KEEFE, BRUYETTE & WOODS EASTERN REGIONAL BANK SYMPOSIUM ON MARCH 6, 2003

Burlington, VT — Chittenden Corporation (NYSE:CHZ) announced today that Kirk Walters, Executive Vice President and Chief Financial Officer, and John W. Kelly, Chief Banking Officer, will be speaking at the Keefe, Bruyette & Woods Eastern Regional Bank Symposium on Thursday, March 6, 2003. The conference will be held at Le Meridien Hotel in Boston. Chittenden is scheduled to make its presentation at 8:45 a.m.

Interested parties can access Chittenden’s presentation through its investor relations website at chittendencorp.com. Keefe, Bruyette & Woods has also established an audio web link to access to the conference. The web link is http://customer.nvglb.com/KEEF001/030503a_pb/.

The Company may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not previously been disclosed.

Chittenden is a bank holding company headquartered in Burlington, Vermont, with total assets of $4.9 billion at December 31, 2002. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust, and Ocean National Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns The Chittenden Insurance Group and Chittenden Securities, Inc. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector.